Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our audit report in the outstanding Registration Statement on Form S-1 (File No. 333-266078) of our audit report dated April 17, 2023, with respect to the consolidated balance sheets of Clean Energy Technologies, Inc. and Subsidiaries, and the related consolidated statements of operations, shareholders equity, and cash flows for each of the years in the two-year period ended December 31, 2023 and 2022. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Spokane, Washington

April 15, 2024